Exhibit 107

Calculation of Filing Fee Table

Form S-8

Blue Water Vaccines Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount registered(1)(2)	Proposed maximum offering price per share (3)	Maximum aggregate offering price (3)	Fee Rate	Amount of registration fee(3)(4)
Equity	Common Stock, $0.00001 par value - 2019 Equity Incentive Plan	Rule 457(c) and 457(h)	780,640	$2.68	$2,092,115.2	$92.70 per million dollars	$193.94
Equity	Common Stock, $0.00001 par value – 2022 Equity Incentive Plan	Rule 457(c) and 457(h)	819,360	$2.68	$2,195,884.8	$92.70 per million dollars	$203.56
Total Offering Amounts					$4,288,000	$92.70 per million dollars
Total Fee Offsets							$0
Net Fee Due							$397.50

(1)	This Registration Statement registers the issuance of (i) 780,640 shares of common stock, par value $0.00001 per share (“Common Stock”), of Blue Water Vaccines Inc. (the “Registrant”) issuable under the Blue Water Vaccines Inc. 2019 Equity Incentive Plan (the “Plan”); (ii) 819,360 shares of Common Stock issuable under the Blue Water Vaccines Inc. 2022 Equity Incentive Plan, including 1,345,180 shares of Common Stock registered for resale issued under the 2019 Plan and the 2022 Plan (the “Resale Shares”). No additional registration fee is required for the Resale Shares registered on this Registration Statement pursuant to Rule 457(h)(3).

(2)	Also registered hereby are such additional and indeterminate number of shares of Common Stock as may be issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, or other similar change affecting the outstanding Common Stock.

(3)	Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”), on a basis of the average of the high and low sales prices of the Common Stock last reported on The Nasdaq Capital Market on June 17, 2022.

(4)	The Registrant does not have any fee offsets.